As filed with the Securities and Exchange Commission on April 17, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             MANSUR INDUSTRIES INC.
             (Exact name of registrant as specified in its charter)

              FLORIDA                                            65-0226813
   (State or Other Jurisdiction                              (I.R.S. Employer
  of Incorporation or Organization)                          Identification No.)

                              8305 N.W. 27TH STREET
                                    SUITE 107
                              MIAMI, FLORIDA 33122
                                 (305) 593-8015
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                -----------------

                                 PAUL I. MANSUR
                             CHIEF EXECUTIVE OFFICER
                             MANSUR INDUSTRIES INC.
                                    SUITE 107
                              8305 N.W. 27TH STREET
                              MIAMI, FLORIDA 33122
                                 (305) 593-8015
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                          COPIES OF COMMUNICATIONS TO:

                              ANDREW E. BALOG, ESQ.
                            GREENBERG TRAURIG HOFFMAN
                          LIPOFF ROSEN & QUENTEL, P.A.
                              1221 BRICKELL AVENUE
                              MIAMI, FLORIDA 33131
                                 (305) 579-0500

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

                               -------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
          TITLE OF SHARES                  AMOUNT TO BE              PROPOSED MAXIMUM               AMOUNT OF
          TO BE REGISTERED                  REGISTERED         AGGREGATE OFFERING PRICE(3)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per       1,000,012 Shares              $19,625,236                  $5,789
share, issuable upon conversion of
certain 8-1/4% subordinated
convertible notes(1)
---------------------------------------------------------------------------------------------------------------------
Common  Stock, par value $0.001 per        129,750 Shares              $2,546,344                   $751
share, underlying certain
warrants(2)
---------------------------------------------------------------------------------------------------------------------

----------
(1) Plus such additional indeterminate number of shares as may become issuable upon conversion of the notes as a result of in-kind interest payments and/or adjustments to the conversion price.
(2) Plus such additional indeterminate number of shares as may become issuable upon exercise of the warrants as a result of anti-dilution provisions.
(3) Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(c), based on the average of the ask and bid price for the Common Stock reported by the Nasdaq SmallCap Market on April 14, 1998.

                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                                 APRIL 17, 1998
                              SUBJECT TO COMPLETION

                             MANSUR INDUSTRIES INC.

                                1,129,762 SHARES

                               ($0.001 PAR VALUE)

                              ---------------------

         This Prospectus relates to (i) 1,000,012 shares of common stock, par value $0.001 per share (the "Common Stock"), of Mansur Industries Inc. (the "Company") which are initially issuable upon conversion of $17,000,000 aggregate principal amount of 8 1/4% Subordinated Convertible Notes Due 2003 (the "Notes") of the Company having a conversion price of $17.00 per share plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of in-kind interest payments and/or adjustments to the conversion price (the "Note Shares"), and (ii) 129,750 shares of Common Stock which are initially issuable upon the exercise of warrants (the "Warrants"), of which 100,000 Warrants have an exercise price of $9.00 per share while the balance thereof have an exercise price of $19.50 per share, plus such additional indeterminate number of shares of Common Stock as may become issuable upon exercise of the Warrants as a result of anti-dilution provisions (the "Warrant Shares", and together with the Note Shares, the "Shares"). The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), to permit public secondary trading, upon conversion of the Notes and upon exercise of the Warrants, on behalf of and for the account of the holders thereof (the "Selling Shareholders") from time to time after the date of this Prospectus. The Company will not receive any proceeds from any such sales. Certain of the Selling Shareholders acquired the Notes and 29,750 of the Warrants from the Company in February 1998 in connection with a private placement of the Notes. A certain Selling Shareholder acquired 100,000 of the Warrants from the Company in October 1996 in connection with the Company's initial public offering of its Common Stock. See "Selling Shareholders".

         The Shares may be sold or distributed, from time to time, by or for the account of the Selling Shareholders, or by their pledgees, donees, distributees, transferees or other successors in interest, through underwriters or dealers, through brokers or other agents, on Nasdaq (as defined below) or other over-the-counter markets or on one or more exchanges or otherwise or, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets or exchanges, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders and any underwriters, brokers, dealers or agents executing sale orders on behalf of the Selling Shareholders may be deemed to be "underwriters" as defined in the Securities Act, in which event profits realized by the Selling Shareholders and any commissions paid to any underwriters, brokers, dealers or agents may be deemed to be underwriting commissions under the Securities Act. Furthermore, if any brokers or dealers purchase any Shares as principals, any profits realized by such persons on the resale of the Shares may be deemed to be underwriting discounts or commissions under the Securities Act. If any Selling Shareholder sells his, her or its Shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker or dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Shares, a supplement to this Prospectus may need to be filed or a post-effective amendment to the Registration Statement of which this Prospectus forms a part, may need to be filed and declared effective by the Securities and Exchange Commission ("SEC"), as the case may be, before such Selling Shareholder could make such sale, pay such compensation or make such a distribution. See "Plan of Distribution". The Company and the Selling Shareholders have agreed to indemnify one another and certain other persons, including underwriters who may be selected by the Selling Shareholders, against liabilities under the Securities Act. See "Selling Shareholders" and "Plan of Distribution".

         The Company will bear all expenses incident to the registration, offer and sale of the Shares other than underwriting and brokerage commissions, discounts, fees and certain counsel fees incurred by such Selling Shareholders.

         The Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "MANS". On April 14, 1998, the average of the last reported bid and ask price of the Common Stock as reported by Nasdaq was $19.63 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                              ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS APRIL __, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission") under File No. 000-21325. Such reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60606 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock of the Company is traded on Nasdaq. Information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. This Registration Statement and the exhibits and schedules thereto can be inspected at the public reference facilities and regional offices of the Commission and the offices of Nasdaq referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company under the Exchange Act with the Commission are incorporated in and made a part of this Prospectus by reference:

                  (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; and

                  (ii) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated August 26, 1996.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which is was made.

         The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to the Company's principal executive offices at Mansur Industries Inc., 8305 N.W. 27th Street, Suite 107, Miami, Florida 33122, Attn:
Chief Financial Officer, telephone (305) 593-8015.

                                   THE COMPANY

         Mansur Industries Inc., together with its wholly owned subsidiary SystemOne/registered mark/ Technologies Inc. (collectively, the "Company"), designs, manufactures and sells a full line of patented, self-contained, recycling industrial parts washers for use in the automotive, aviation, marine and general industrial repair markets. The Company's product line includes a variety of self-contained recycling industrial cleaning and washing equipment, all of which incorporate proprietary resource recovery and waste minimization technologies to distill contaminated solvent and yield pure solvent and a by-product comparable to used motor oil. The Company has been awarded eight patents for its products. The Company's currently available products include a general parts washer, marketed as SystemOne/registered mark/ (the "SystemOne/registered mark/ Washer"), a mobile telescoping mini parts washer designed to contain airborne asbestos particles during automotive brake repair operations, marketed as the SystemOne/registered mark/ Brake Washer (the "SystemOne/registered mark/ Brake Washer"), and a power spray washer designed to accommodate parts or units that are too large for the SystemOne/registered mark/ Washer, marketed as the Multiprocess Power Spray Washer (the "Spray Washer"). While the Company intends to exploit all of the foregoing products, and to continue research and development of new products, it has initially focused its attention on the manufacturing, marketing and sale of the SystemOne/registered mark/ Washer. During the year ended December 31, 1997, the Company sold 2,986 SystemOne/registered mark/ Washers, an increase of 2,699 units compared to 1996, and recorded revenues of approximately $7.2 million, an increase of approximately $6.5 million compared to 1996. The Company commenced the sale of SystemOne/registered mark/ Washers in July 1996.

         Based on financial and trade journal reports, the Company believes that domestic expenditures in connection with industrial parts cleaning machines exceed $1.0 billion annually, including costs of equipment, personnel, materials, storage and transportation. Industrial parts cleaning machines typically remove lubrication oils from tools and parts through the use of mineral spirits solvent that becomes progressively more contaminated and less effective in the cleaning process. Eventually, the solvent becomes saturated with oil, sludge and other contaminants, and is frequently classified as a hazardous waste under federal and state regulations. Under the most common current practice, the contaminated solvent must be stored until pick-up, when pure solvent is delivered and the contaminated solvent is transported to regional refining facilities. This delivery and off-site recycling program is typically scheduled on four to sixteen week cycles. In contrast, the distillation process used in the Company's SystemOne/registered mark/ Washer removes all the contaminants from the solvent within the cleaning unit itself, minimizing the volume of waste by-product and providing pure solvent to the customer on demand, eliminating the need for the costly and potentially dangerous storage and transportation of hazardous waste. Moreover, the small amount of waste by-product yielded in the distillation process used in the SystemOne/registered mark/ Washer can typically be recycled or disposed of together with the customer's used motor oil, which is generally not classified as hazardous waste. Industrial parts cleaning machines are used by automotive, aviation and maritime service, repair and rebuilding facilities, gas stations, transmission shops, parts remanufacturers, machine shops, and general manufacturing operations of every size and category requiring parts cleaning. Based on these factors, the Company believes that its product line presents an attractive and economical alternative to users of parts cleaning machines.

         The Company believes that the response of users to its products has been favorable because the products increase worker productivity as a result of enhanced cleaning solution utilization, facilitate efficient and economical compliance with current environmental regulations, minimize waste disposal requirements, and reduce insurance costs. Purchasers of the Company's SystemOne/registered mark/ Washer include Waste Management, Florida Detroit Diesel, Greenwich Air Services, Miami-Dade, Orange, Broward, and Palm Beach Counties, Florida, Cummins Southeast Power, Houston Lighting & Power, Republic Industries, South Florida Caterpillar dealers, and a number of automobile dealerships.

          In September 1996, the Company consummated an initial public offering of 1,100,000 shares of Common Stock (the "IPO"). The Common Stock is traded on Nasdaq under the symbol "MANS". The Company's principal executive offices are located at 8305 Northwest 27th Street, Suite 107, Miami, Florida 33122, and its telephone number is (305) 593-8015.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS WHICH MAY ADVERSELY AFFECT THE BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND FUTURE PROSPECTS OF THE COMPANY, AND THE PREVAILING MARKET PRICE AND PERFORMANCE OF THE COMPANY'S COMMON STOCK. CERTAIN STATEMENTS AND INFORMATION CONTAINED HEREIN CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHER THINGS:

         LIMITED OPERATING HISTORY; ANTICIPATION OF CONTINUING LOSSES; ACCUMULATED DEFICIT. The Company was incorporated in November 1990 and, as a development stage company, devoted substantially all of its resources to research and development programs related to its full line of self-contained, recycling industrial parts washers until June 1996. As a result of such efforts, as of December 31, 1997, the Company had an accumulated deficit of $5,918,790 The Company commenced the marketing and sale of the SystemOne/registered mark/ Washer in July 1996 and has recently commenced the direct marketing and sale of the SystemOne/registered mark/ Brake Washer and Spray Washer, and accordingly, has a limited operating history upon which an evaluation of the Company's performance and prospects can be made. The Company's prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the growth stages of a new business in an industry characterized by vigorous competition and regulatory requirements. Since its inception, the Company has incurred significant losses, including losses of $1,188,924, $2,498,652 and $1,319,145 for the years ended December 31, 1997, 1996 and 1995, respectively. Inasmuch as the Company's operating expenses have increased and can be expected to increase significantly in connection with the Company's rapid expansion, development of a direct marketing and distribution network for its SystemOne/registered mark/ product line, further development of manufacturing capabilities, establishment of additional regional technological support and service centers and a service fleet, development of new products through the application of the Company's core technologies and the purchase of raw materials, the Company anticipates that negative operating cash flow will continue until such time, if ever, as the Company is able to generate sufficient revenues to offset its operating costs and the costs of continued expansion and development. The Company has generated only limited revenue to date and its ability to generate significant revenue is subject to substantial uncertainty. There can be no assurance that the Company will be able to generate significant revenues to offset its increasing operating expenses, including those relating to development of a direct marketing and distribution network, and the failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition. Further, in view of the foregoing and the Company's limited operating history, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

         UNCERTAINTY OF DEVELOPING A DIRECT MARKETING AND DISTRIBUTION NETWORK. In November 1997, the Company announced plans to develop a direct marketing and distribution network for its SystemOne/registered mark/ Washer and its other product lines. Since commencing sales of its SystemOne/registered mark/ Washer in July 1996, substantially all of the Company's sales have been made to or through First Recovery, an affiliate of Ashland, Inc., which has acted as the Company's exclusive distributor in designated domestic metropolitan markets since August 1996. The Company believes that developing a direct marketing and distribution network will enable it to introduce its SystemOne/registered mark/ products in additional geographic areas, gain wider market acceptance, reduce its dependence on First Recovery and enhance long-term profitability. During the fourth quarter of 1997, the Company experienced a material reduction in revenues and unit sales and a material increase in operating expenses primarily as a result of the development of direct marketing and distribution capabilities. The Company anticipates that it will continue to experience reductions in revenue and increases in operating expenses during the pendancy of developing a direct marketing and distribution network. No assurance can be given, however, that the Company will develop a direct marketing and distribution network, or if developed, that it will be successful. See "--Intense Competition."

         DEPENDENCE ON FIRST RECOVERY PURCHASE AND DISTRIBUTION AGREEMENT. To date, substantially all of the Company's sales of SystemOne/registered mark/ Washers have been made to or through First Recovery pursuant to a Commission Sales Representative Agreement entered into January, 1997 (the "Sales and Marketing Agreement"). In December 1997, the Company entered into a Purchase and Distribution Agreement with First Recovery (the "First Recovery Agreement"), which agreement superseded the Sales and Marketing Agreement between the parties and extended the parties exclusive distribution relationship in a limited territory through June 1998. The First Recovery Agreement is terminable by either party prior to expiration for cause. Although the Company intends to continue to evaluate and discuss a long term distribution relationship or other strategic alliance with First Recovery, there is no assurance that the Company and First Recovery will establish such a relationship or that First Recovery will continue to purchase SystemOne/registered mark/ Washers at current levels or prices. Failure to establish a long term term relationship with First Recovery, termination of the First Recovery Agreement prior to its expiration, or failure by First Recovery to perform under the First Recovery Agreement could have a material adverse effect on the Company's business, financial condition and results of operations.

         UNCERTAINTY OF CONTINUING MARKET ACCEPTANCE OF THE SYSTEMONE(R) WASHER; MARKET ACCEPTANCE OF THE COMPANY'S OTHER PRODUCTS. The SystemOne/registered mark/ Washer has been marketed in limited geographic areas and for a limited period of time and, thus, has achieved only limited market acceptance. During 1997, the Company sold 2,986 SystemOne/registered mark/ Washers, substantially all of which were sold to First Recovery. The SystemOne/registered mark/ Washers as well as the Company's other products incorporate proprietary waste minimization technology that fundamentally changes and departs from the customary methods presently employed by potential customers to clean parts and tools and utilitze solvent. As is typically the case with an emerging business, demand and market acceptance for newly introduced products and services are subject to a high level of uncertainty. The Company's success will be largely dependent on the Company's ability to position its existing products as a preferred method for cleaning parts and tools. The Company believes that substantially all of its target customers currently utilize competitive parts cleaning equipment. Potential customers may elect to utilize devices or methods with which they are more familiar or which they believe to be more efficient or have other advantages over the Company's products. Accordingly, achieving market acceptance for the Company's products will require substantial marketing efforts and significant expenditures to educate potential users of the products of the distinctive characteristics and benefits of the Company's products, including their environmental and cost savings advantages. Although the Company's SystemOne/registered mark/ Washer has, to a limited extent, received market acceptance, there can be no assurance that the Company's efforts will result in significant continued and expanding market acceptance for the SystemOne/registered mark/ Washer or other products of the Company or that the Company will be able to position its products as a preferred method for cleaning parts. The Company's business, financial condition and results of operations will be materially adversely affected if the Company's SystemOne/registered mark/ Washer does not achieve greater market acceptance and/or its other products do not gain market acceptance. In addition, there can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. See "--Intense Competition."

         INTENSE COMPETITION. The parts cleaning industry is characterized by intense competition. While numerous companies provide parts cleaning equipment and services, the industry has been dominated by Safety-Kleen, Inc. ("Safety-Kleen"), substantially all of whose shares were recently acquired by Laidlaw Environmental Services, Inc., a supplier of hazardous and industrial waste management service to industry and government across North America. Although the Company believes that none of its competitors offer a product with the same features as the Company's products, many customers may view the products as functionally equivalent, and there can be no assurance that additional functionally equivalent products will not become available in the near future. In addition, there are numerous companies involved in the waste management industry, including waste hauling companies and companies engaged in waste separation, recovery and recycling, which may have the expertise and resources that would encourage them to attempt to develop and market products which would compete with the Company's products and technology or render them less competitive or obsolete . Safety-Kleen, as well as most of the companies marketing such waste disposal services or products or with the potential to do so have substantially greater financial and other resources than the Company, and have established reputations relating to product design, development, marketing and support. There can be no assurance that the Company's financial performance and prospects will not be adversely affected if any competitor of the Company, including Safety-Kleen, materially lowers the price of its parts washers and/or functionally equivalent products.

         RISKS ASSOCIATED WITH RAPID EXPANSION. The Company has rapidly and significantly expanded its operations and anticipates that significant expansion of its operations will continue to be required in order to address potential market opportunities. In connection with developing a marketing and distribution network the Company has and expects to add additional personnel in the near future. Such growth has placed, and further growth will continue to place an increased demand on the Company's management and its operational, manufacturing and financial resources. To manage its growth, the Company must implement, improve and effectively utilize its operational, management, manufacturing, marketing and financial resources. In addition, it may become necessary for the Company to increase its manufacturing capacity on short notice. There can be no assurance that the Company will be able to effectively manage the expansion of its operations or that the Company's systems or procedures or controls will be adequate to support the Company's growth. Any failure of management to effectively manage the Company's growth would have a material adverse effect on the Company's business, financial condition and results of operations.

         LIMITED MANUFACTURING CAPABILITIES; SINGLE FACILITY . The Company has limited experience in the manufacture of products. Although the Company believes that following the installation of manufacturing machinery and equipment in its new manufacturing facility it will have the capacity to manufacture approximately 25,000 SystemOne/registered mark/ Washers annually, the Company has only limited experience in the manufacture of commercial quantities of SystemOne/registered mark/ Washers. In addition, other than the SystemOne/registered mark/ Washer, the Company has not manufactured any other product in commercial quantities. Production of SystemOne/registered mark/ Washers and other products in commercial quantities may create technical challenges for the Company. No assurance can be given that manufacturing or quality control problems will not arise as the Company attempts to manufacture large quantities of several products at one time or that additional facilities will not be required in the future. In addition, the Company only has a single manufacturing facility located in Miami, Florida. All of the Company's administrative, manufacturing and research and development operations take place at this facility. Any catastrophe, such as a fire, flood or hurricane that renders the facility substantially unusable for an extended period of time would have a material adverse affect on the Company's business, financial condition and results of operations.

         POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company's capital requirements have been and will continue to be significant. In February, 1998, the Company consummated the private placement of the Notes resulting in net proceeds to the Company of approximately $15.6 million. In September 1996, the Company consummated the IPO resulting in net proceeds to the Company of approximately $6.0 million. The proceeds from these offerings have been and will continue to be used primarily for, among other things, the development of a direct marketing and distribution network, additional manufacturing capacity, marketing, research and development activities, establishing additional support and service centers, and for working capital and general corporate purposes. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the anticipated costs associated with, and timetable for, continued expansion, including the development of a direct marketing and distribution network), that the proceeds from these offerings, together with cash flow from operations, will be sufficient to satisfy its contemplated cash requirements for at least 12 months following the date of this Prospectus. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds from these offerings or cash flow otherwise prove to be insufficient to fund the Company's growth and development (due to unanticipated expenses, delays, problems, difficulties or otherwise), the Company could restructure its operations to minimize cash expenditures and/or seek to obtain additional financing in order to fund operations. Other than a factoring arrangement with a third party, the Company has no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. Any future financings may involve the issuance of additional equity or convertible debt securities which may cause dilution to the Company's then existing shareholders. If adequate funds are not available from additional sources of financing, the Company's business would be materially adversely affected.

         DEPENDENCE ON THE ADOPTION OF FAVORABLE ENVIRONMENTAL LEGISLATION. In recent years, government authorities have adopted extensive regulations regulating the storage, handling, shipment, recycling and/or disposal of hazardous waste, including contaminated solvent used in industrial parts washers. Failure by government authorities to continue to implement such legislation or significant relaxation of such requirements or enforcement thereof could have a material adverse effect on the Company's business and prospects. While the Company believes that the utilization of its products as intended does not constitute the generation, treatment or disposal of hazardous waste and that its products yield pure solvent and a residue that is not classified as hazardous waste, there can be no assurance that environmental agencies will continue to reach the same conclusion. If the utilization of the Company's products constitutes the generation, treatment or disposal of hazardous waste, if the residue is classified as hazardous waste, or if used motor oil itself is classified as hazardous waste, the Company will lose a significant competitive advantage. The Company believes that attempts have been made and are continuing to have used motor oil classified as a hazardous waste. See "--Potential Warranty Expense and Product Liability Claims."

         DEPENDENCE ON THIRD PARTIES FOR COMPONENTS AND RAW MATERIALS. The SystemOne/registered mark/ Washer is an assembly of raw materials and components, all of which the Company believes are readily obtainable. The Company does not believe that it is dependent upon any of its current suppliers to obtain raw materials and components necessary to assemble and manufacture SystemOne/registered mark/ Washers. However, because the Company does not maintain extensive inventories of products, if the Company were unable to obtain adequate raw materials and components, the Company would be unable to meet purchase orders on a timely basis which would have an adverse effect on the Company's financial condition and results of operations. Moreover, the Company is substantially dependent on the ability of approximately 40 component and raw material suppliers to, among other things, satisfy performance and quality specifications and dedicate sufficient production capacity for components and raw materials within scheduled delivery times. The inability of the Company to obtain quality components and raw materials would also have an adverse effect on the Company's business and prospects.

         PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION. The Company holds eight United States patents and has three United States patents pending with respect to the Company's products. The Company has applied for international patents in Canada, Mexico, Europe and Japan and anticipates that it will apply for additional patents as deemed appropriate. The Company believes that patent protection is important to its business and that it could be required to expend significant funds in connection with enforcing or defending its patent rights. There can be no assurance as to the breadth or degree of protection that existing or future patents, if any, may afford the Company, that any unissued patent applications will result in issued patents or that patents will not be circumvented or invalidated. It is possible that the Company's existing patent rights may not be valid although the Company believes that neither its products nor processes infringe on patents or violate proprietary rights of others. It is possible that infringement of existing or future patents or proprietary rights of others may occur. In the event that the Company's products or processes infringe patents or proprietary rights of others, the Company may be required to modify the design of its products or obtain licenses. There can be no assurance that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. Failure to do any of the foregoing could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement, proprietary rights violation action or alleged infringement or violation action. If the Company's products or processes infringe patents or proprietary rights of others, the Company could, under certain circumstances, become the subject of an immediate injunction and be liable for damages, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         The Company also relies on trade secrets and proprietary know-how and employs various methods to protect the concepts, ideas and documentation of its proprietary information. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such know-how or obtain access to the Company's know-how, concepts, ideas and documentation. Although the Company has and expects to have confidentiality agreements with its employees, suppliers and appropriate vendors, there can be no assurance that such agreements will adequately protect the Company's trade secrets. Since the Company believes that its proprietary information is important to its business, failure to protect such information could have a material adverse effect on the Company's business, financial condition and results of operations.

         POTENTIAL WARRANTY EXPENSE AND PRODUCT LIABILITY CLAIMS. The Company warrants the SystemOne/registered mark/ Washer and its other products to be free of material defects for periods of up to 60 months. In addition, the Company warrants to users that if the System One/registered mark/ Washer is properly used in accordance with the accompanying operator manual, it will not generate hazardous waste under current interpretations of applicable federal and state regulations. Accordingly, the Company could incur significant warranty expenses as a result of defects in its products or changes in applicable regulations. Since the Company only commenced its principal operations in July 1996, the reserve account it established for warranty expense was based on estimates made without the benefit of an analysis of historical performance. Actual warranty expenses could exceed the amounts which were established as reserves. The Company may also be exposed to potential product liability claims by its customers and users of its products. The Company maintains product liability insurance coverage of $6,000,000 in the aggregate and $6,000,000 per occurrence. The Company believes such insurance provides adequate coverage for the types of products CURRENTLY marketed by the Company. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that an adequate level of coverage will be available in the future at a reasonable cost. An uninsured or partially insured successful claim against the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

         DEPENDENCE ON KEY PERSONNEL. The Company's future success depends, in significant part, upon the continued service of its senior management and key personnel, including Pierre Mansur, its Chairman of the Board and President and the inventor of its products, and Paul Mansur, its Chief Executive Officer. The Company maintains $1,000,000 of key man life insurance on each of Pierre Mansur and Paul Mansur. The Company is the sole beneficiary of these policies. However, the loss of the services of either of the Mansurs or one or more of the Company's other executive officers or key employees (whether such loss is through resignation or other causes) could have a material adverse effect on the

Company's business and future prospects and the prevailing market price of the Company's Common Stock. The Company's future success is also dependent upon its continuing ability to attract and retain additional qualified marketing, technical and managerial personnel. There can be no assurance that the Company will be able to attract or retain a sufficient number of highly qualified employees in the future. If the Company is unable to attract and retain personnel in key positions, the Company's business, results of operations and financial condition could be materially adversely affected.

         CONTROL BY MANAGEMENT. After consummation of this Offering, Pierre Mansur, the Company's Chairman of the Board and President, will beneficially own approximately 35% of the Company's outstanding Common Stock. Accordingly, Mr. Mansur may be in a position to effectively control of all matters requiring shareholder approval, including the election of all of the directors of the Company and the approval of significant corporate transactions.

         DIVIDENDS. The Company has never declared or paid any cash dividends on its Common Stock. Under the terms of the Notes, the Company may not declare or pay any dividends or make any other distributions, except dividends or distributions payable in equity securities. Notwithstanding the foregoing restrictions, the Company does not anticipate paying any cash dividends in the foreseeable future, and currently intends to retain future earnings, if any, to fund the continued development and expansion of its business.

         YEAR 2000. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. In 1997, the Company developed a plan to address the Year 2000 issue and intends to begin upgrading its computer systems to be Year 2000 compliant. The plan provides for the upgrade efforts to be completed by the end of 1998. Management does not expect the financial impact of upgrading the Company's computer systems to have a material adverse effect on the Company's business, financial condition or results of operations.

         NO ASSURANCE OF THE CONTINUED PERFORMANCE OF THE COMMON STOCK; SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS OF THE STOCK MARKET. Since the consummation of the IPO, the price of the Company's Common Stock has increased substantially. The average of the last reported bid and ask price closing sales price of the Common Stock as reported by Nasdaq on April 14, 1998 was $19.63 per share. No assurance can be given that the price of the Common Stock will remain at its current level or increase. Factors such as the Company's ability to develop a direct marketing and distribution network, fluctuations in the Company's operating results, evidence of the efficacy of additional products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, changes in governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, and changes in general market conditions could have a significant impact on the future price of the Common Stock. Moreover, the stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies.

         EFFECT OF ANTI-TAKEOVER LEGISLATION; POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK. The State of Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested directors or shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). The Company's Amended and Restated Articles of Incorporation authorize the issuance of up to 1,500,000 shares of "blank check" Preferred Stock ("Preferred Stock") with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any series of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock. Holders of Preferred Stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such Preferred Stock could make the possible takeover of the Company or the removal of management of the Company more difficult, discourage hostile bids for control of the Company in which shareholders may receive premiums for their Common Stock and adversely affect the voting and other rights of the holders of the Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE. Upon the issuance of the Note Shares and the Warrants Shares the Company anticipates that it will have 5,731,071 shares of Common Stock outstanding. Of such shares, 3,617,226 shares, including those sold pursuant to this offering will be freely tradable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company. The remaining 2,113,845 shares of Common Stock are deemed to be "restricted securities" within the meaning of Rule 144 ("Rule 144") under the Securities Act, and may not be publicly resold, except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, including that provided by Rule 144. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities



                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares being offered by the Selling Shareholders hereunder. All expenses related to the registration of the Shares will be borne by the Company. See "Plan of Distribution."

                              SELLING SHAREHOLDERS

         The Note Shares are being registered pursuant to the Subordinated Convertible Note Purchase Agreement dated as of February 23, 1998, between the Company and the investor signatories which provides, among other things, that the Company file the Registration Statement with regard to the Note Shares within 45 days of the latest date of original issuance of the Notes and use its best efforts to maintain the effectiveness of such Registration Statement until the earlier of (i) two years from the latest date of original issuance of the Notes (provided that during such period the Registration Statement's effectiveness may be suspended under certain circumstances, and if so suspended the Registration Statement's effectiveness must be increased by the number of days that its effectiveness was suspended), (ii) the sale or distribution pursuant to the Registration Statement of all the Note Shares registered thereunder, or (iii) the date on which such Note Shares may be sold under Rule 144(k) under the Securities Act or any successor provision. The Warrant Shares are being registered primarily pursuant to the terms of the Warrants which provide the holders of the Warrants the right to have the Warrant Shares included in registration statements filed by the Company, subject to certain terms and conditions set forth in the Warrants. Although none of the Selling Shareholders has advised the Company that it currently intends to sell all or any of the shares pursuant to this Prospectus, the Selling Shareholders may choose to sell the Shares from time to time. See "Plan of Distribution."

         The following tables set forth certain information as of April 14, 1998 (except as otherwise indicated) as to the beneficial ownership of the Note Shares and the Warrant Shares by the Selling Shareholders. Because the Selling Shareholders may offer all or a portion of the Shares pursuant to the offering contemplated by this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares that will be held by the Selling Shareholders after completion of this offering, no estimate can be made of the number of Shares that each Selling Shareholder may retain upon completion of such offering. None of the 1,129,762 Shares being registered and offered hereunder are issued and outstanding as of the date of this Prospectus. To the knowledge of the Company, none of the Selling Shareholders has had within the past three years any material relationship with the Company or any of its predecessors or affiliates, except as set forth in the footnotes to the following tables.

NOTE SHARES:
------------

                                                  SHARES BENEFICIALLY                   SHARES TO BE OFFERED
                                                   OWNED PRIOR TO THE              FOR THE SELLING SHAREHOLDER'S
      NAME OF SELLING SHAREHOLDER                       OFFERING                              ACCOUNT
----------------------------------------- -------------------------------------- ----------------------------------
 Morgan Guaranty Trust Company                             352,943                               352,943
  of New York (1)

Oppenheimer Bond Fund for Growth                           235,295                               235,295

Warburg Pincus Institutional Fund, Inc.                    117,647                               117,647
  - Small Company Growth Portfolio
Gulfbend & Co.                                             117,647                               117,647
SB Mgt. Corp.                                               44,118                                44,118
Triton Capital Investments, LTD.                            23,530                                23,530
Hull Overseas, Ltd.                                         20,589                                20,589
J.M. Hull Associates, L.P.                                  20,589                                20,589
Colonial Penn Life Insurance Co.                            14,706                                14,706
Palladin Partners I, L.P.                                   14,706                                14,706
Pitt & Company                                              10,295                                10,295
Croyden Associates                                           5,883                                 5,883
Gillett Welles, Jr.                                          2,942                                 2,942
WBM III, LLC                                                 2,942                                 2,942
Anne Henry Welles                                            2,647                                 2,647
Steven G. Mihaylo                                            2,647                                 2,647

                                                  SHARES BENEFICIALLY                   SHARES TO BE OFFERED
                                                   OWNED PRIOR TO THE              FOR THE SELLING SHAREHOLDER'S
      NAME OF SELLING SHAREHOLDER                       OFFERING                              ACCOUNT
----------------------------------------- -------------------------------------- ----------------------------------
BT Alex. Brown Incorporated                                  2,353                                 2,353
  Custodian FBO Peter S. Welles' IRA
BT Alex. Brown Incorporated                                  2,353                                 2,353
  Custodian FBO Clayton L. Moravec,
  Jr.'s IRA

Sarah P. Beir                                                1,765                                 1,765
R. Pito Salas                                                1,177                                 1,177
Gillett Welles III                                             883                                   883
Michael H. & Anne V. Welles                                    883                                   883
Christine K. Salas                                             883                                   883
Robert L. and Thomasina M. Thompson                            589                                   589


----------
(1)     The Shares being registered hereby are held by the Selling Shareholder,
        (i) as trustee of the Commingled Pension Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York and the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York, and (ii) as investment manager and agent for an institutional investor.

WARRANT SHARES:
---------------

                                                                                        SHARES TO BE OFFERED
                                               SHARES BENEFICIALLY OWNED                  FOR THE SELLING
      NAME OF SELLING SHAREHOLDER                PRIOR TO THE OFFERING                 SHAREHOLDER'S ACCOUNT
----------------------------------------- -------------------------------------- ----------------------------------
Josephthal Holdings Company, Inc. (2)                    100,000                               100,000
Credit Suisse First Boston Corporation (3)                29,750                                29,750

--------------------

(2) An affiliate of the Selling Shareholder acted as the underwriter in connection with the IPO. The Shares being registered hereby underlie warrants to purchase such shares at an exercise price of $9.00 per share that were granted by the Company to such affiliate in connection with the IPO.
(3) The Selling Shareholder acted as a placement agent in connection with the private placement of the Notes. The Shares being registered hereby underlie warrants to purchase such shares at an exercise price of $19.50 per share that were granted by the Company to the Selling Shareholder in connection with the private placement.

                              PLAN OF DISTRIBUTION

         The Shares are being registered under the Securities Act to permit public secondary trading of such shares by the holders thereof from time to time after the date of this Prospectus. The Company's Common Stock is traded on Nasdaq under the symbol "MANS", and the Shares have been approved for listing upon official notice of issuance.

         The Shares may be sold or distributed, from time to time, by or for the account of the Selling Shareholders, or by their pledgees, donees, distributees, transferees or other successors in interest, through underwriters or dealers, through brokers or other agents, on Nasdaq or other over-the-counter markets or on one or more exchanges or otherwise or, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with rules of such over-the-counter markets or exchanges, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth any material information with respect to the plan of distribution not previously disclosed. If any Selling Shareholder sells his, her or its Shares, or options thereon, pursuant to this Prospectus at a fixed price or at a negotiated price which is, in either case, other than the prevailing market price or in a block transaction to a purchaser who resells, or if any Selling Shareholder pays compensation to a broker or dealer that is other than the usual and customary discounts, concessions or commissions, or if there are any arrangements either individually or in the aggregate that would constitute a distribution of the Shares, a supplement to this Prospectus may need to be filed or a post-effective amendment to the Registration Statement of which this Prospectus forms a part may need to be filed and declared effective by the SEC, as the case may be, before such Selling Shareholder could make such sale, pay such compensation or make such a distribution.

         The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         Under Rule 101 of Regulation M as promulgated by the Commission ("Regulation M") any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period thereunder prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable rules of Regulation M, including without limitation Rule 102, which rules may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Common Stock.

         The Company will pay all of the expenses incident to the registration, offer and sale of the Shares by the Selling Shareholders hereunder to the public other than commissions and discounts of underwriters, brokers, dealers or agents and certain counsel fees incurred by the Selling Shareholders. The Company and the Selling Shareholders have agreed to indemnify each another and certain other persons, including underwriters against liabilities under the Securities Act.

         If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and brokers or dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to brokers or dealers may be changed form time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

         If the Shares are sold in an underwritten offering, the underwriters and selling group members (if any) may engage in passive market making transactions in the Common Stock on Nasdaq immediately prior to the commencement of the sale of shares in such offering, in accordance with Rule 103 of Regulation M. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with such offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months prior to the filing with the Commission of the Registration Statement of which this Prospectus forms a part, or 200 shares, whichever is greater, and must be discontinued when such limit is reached. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

         In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act may be sold under Rule 144 or such other available exemption rather than pursuant to this Prospectus.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

         The Amended and Restated Articles of Incorporation of the Company (the "Articles of Incorporation") authorize capital stock consisting of 25,000,000 shares of Common Stock, par value $0.001 per share, and 1,500,000 shares of preferred stock ("Preferred Stock"). There were 4,601,309 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of April 14, 1998. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

         COMMON STOCK. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the shareholders of the Company may vote at all meetings of shareholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

         PREFERRED STOCK. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could aversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

         TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997, have been incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

==============================================================     =======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS
OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS
PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR                                   1,129,762 SHARES
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY OR ANY SELLING SHAREHOLDER. THIS PROSPECTUS DOES
NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO
BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES                    MANSUR INDUSTRIES INC.
OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH
SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR
SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE                                 COMMON STOCK
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
TO THE DATE HEREOF.


                     ---------------                                              ---------------------------

                    TABLE OF CONTENTS                                                     PROSPECTUS

                                                      PAGE                        ----------------------------
                                                      ----

Available Information......................................4
Incorporation Of Certain Documents By Reference............4
The Company................................................5
Risk Factors...............................................6
Use Of Proceeds............................................11
Selling Shareholders.......................................12
Plan Of Distribution.......................................13
Description Of Capital Stock...............................15
Legal Matters..............................................15
Experts....................................................15

==============================================================     =======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses (other than underwriting and brokerage discounts, commissions and fees and legal fees incurred by the Selling Shareholders, if any, payable by such Selling Shareholders) payable in connection with the sale and distribution of the Shares being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Nasdaq additional listing fee. All of the expenses below will be paid by the Registrant.

         Securities and Exchange Commission registration fee..........$    6,540

         Nasdaq additional listing fee................................$   15,000

         Legal fees and expenses......................................$   17,000

         Accounting fees and expenses.................................$    4,000

         Printing and engraving expenses..............................$    2,000

         Transfer Agent and Registrar fees............................$    2,000

         Miscellaneous................................................$    5,000

                  Total...............................................$   51,540


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant shall indemnify and may insure its officers and directors to the fullest extent not prohibited by law. The Registrant has entered into an agreement with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law. The Registrant also maintains a policy of directors' and officers' liability insurance that insures, subject to certain exclusions, the Registrant's directors and officers against the cost of defense, settlement of, payment of a judgment in connection with a proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

3.1 The Company's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, as amended (No.333-08657))

3.2 The Company's Bylaws (incorporated by reference to Exhibit 3.2 of the Company's Registration Statement on Form S-1, as amended (No. 333-08657))

4 Form of Subordinated Convertible Note Purchase Agreement dated as of February ___, 1998 by and between the Company and each investor signatory (incorporated by reference to Exhibit 4.1 of the Company's Form 8-K dated February 24, 1998 (No. 000-21325)).

5        Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.

23.1 Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A. (included in Exhibit 5)

23.2     Consent of KPMG Peat Marwick LLP

24       Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on this 17th day of April, 1998.

                                                       MANSUR INDUSTRIES INC.

                                                      By:/S/ PAUL I. MANSUR
                                                         -----------------------
                                                         Paul I. Mansur
                                                         Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pierre G. Mansur and Paul I. Mansur, respectively, his true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents to be filed in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                      TITLE                              DATE
                  ---------                                      -----                              ----

/S/ PIERRE G. MANSUR
---------------------------------------           Chairman of the Board and               April 17, 1998
Pierre G. Mansur                                  President

/S/ PAUL I. MANSUR
---------------------------------------           Chief Executive Officer and             April 17, 1998
Paul I. Mansur                                    Director (principal executive
                                                  officer)

/S/ RICHARD P. SMITH
---------------------------------------           Vice President of Finance and Chief     April 17, 1998
Richard P. Smith                                  Financial Officer (principal
                                                  accounting officer)


---------------------------------------           Director                                April 17, 1998
Elias S. Mansur

/S/ DR. JAN HEDBERG
---------------------------------------           Director                                April 17, 1998
Dr. Jan Hedberg


---------------------------------------           Director                                April 17, 1998
Joseph E. Jack

                                  EXHIBIT INDEX

NUMBER              DESCRIPTION                                                      PAGE
------              -----------                                                      ----

5        Opinion of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.

23.1     Consent of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A.
         (contained in Exhibit 5 herein)

23.2     Consent of KPMG Peat Marwick LLP

24       Power of Attorney (included on signature page)